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                                                                  EXHIBIT 23-(4)

                        CONSENT OF GOLDMAN, SACHS & CO.

July 29, 1996

Board of Directors
Sonat Offshore Drilling Inc.
4 Greenway Plaza
Houston, TX  77046

Re: Registration Statement on Form S-4 of Sonat Offshore Drilling Inc. relating to the Common Stock, par value $0.01 per share, being registered in connection with the Exchange Offer (as defined below.)

Gentlemen:

Reference is made to our opinion letter dated July 26, 1996 with respect to the fairness to Sonat Offshore Drilling Inc. (the "Company") of the Aggregate Consideration (as defined below), proposed to be paid to the existing holders of common stock, par value NOK 5.00 (the "Transocean Shares"), of Transocean ASA ("Transocean") pursuant to the Company's exchange offer (the "Exchange Offer") for 100% of the Transocean Shares. Pursuant to the terms of the Exchange Offer, the consideration proposed to be paid for each Transocean Share consists of either (i) the right to receive 0.53 shares of Common Stock, par value $0.01 per share, of the Company (the "Stock Consideration") or (ii) the right to receive $27.25 in cash (the "Cash Consideration"). Subject to the terms and conditions of the Exchange Offer, as set forth in Amendment No. 1 to the Proxy Statement of the Company, which was filed with the Securities and Exchange Commission on July 18, 1996, holders of 80% of the outstanding Transocean Shares, on a fully diluted basis will be entitled to receive the Stock Consideration and holders of 20% of the outstanding Transocean Shares on a fully diluted basis will be entitled to receive the Cash Consideration. The term "Aggregate Consideration" means the aggregate of the Stock Consideration and the Cash Consideration proposed to be paid in the Exchange Offer for 100% of the Transocean Shares.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Sonat Offshore Drilling Inc. in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.
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                                                                              2

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary - The Proposed Combination - Reasons for the Proposed Combination," "Boards' Recommendations - Fairness Opinions", "The Combination - Reasons for the Combinations; Boards' Recommendations" and "The Combination - Fairness Opinions - Sonat Offshore Financial Advisor," and to the inclusion of the foregoing opinion in the Prospectus/Offer to Purchase/Proxy Statement contained in the above-mentioned Registration Statement. We are providing such consent in order to comply with requirements under the federal securities laws. In providing such consent, except as may be required by the federal securities laws, we do not intend that any person other than the Board of Directors rely upon such opinion. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,



/s/ Goldman, Sachs & Co.
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